Securities and Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 8, 2003

ZARLINK SEMICONDUCTOR INC.
(Exact name of Registrant as specified in its charter)

Canada	1-8139	None
(Jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

400 March Road,Ottawa,
Ontario, Canada K2K 3H4
(Address of principal executive offices)

Registrant’s telephone number: (613) 592-0200

Item 9. Regulation FD Disclosure

The Company announced on April 8, 2003 the write-down of its investment in Mitel Networks Corporation, a private company, to a nil value. A copy of the press release is reproduced below.

Zarlink To Write Down Its Investment in Mitel Networks Corporation in the Fourth Quarter of Fiscal 2003

OTTAWA, CANADA, April 8, 2003 – As a result of Zarlink Semiconductor’s (NYSE/TSX:ZL) assessment of financial information recently received from Mitel Networks Corporation (“Mitel”) and of ongoing challenges in the enterprise communications market, Zarlink today announced the write-down of its investment in Mitel, a private company, to a nil value, as Zarlink believes that the investment’s carrying value will not be realized in the foreseeable future. Zarlink, as a prudent step, will thus record a non-cash write-down of US$11.5 million, or US$0.09 per share, in its fourth quarter and annual results for the year ended March 28, 2003. This investment is Zarlink’s residual interest in Mitel from the sale of its Systems business in February 2001 and will now have a carrying value of nil. Zarlink has no other long-term investments.

        Excluding this write-down, the Company’s revenue and earnings guidance for the fourth quarter of Fiscal 2003, provided on January 28, 2003, remains unchanged at US$51 million and a loss of US$0.10 per share, respectively.

        The results for the fourth quarter and year ended March 28, 2003 will be released on May 8, 2003 following the Company’s regularly scheduled board meeting.

About Zarlink Semiconductor

        For almost 30 years, Zarlink Semiconductor has delivered semiconductor solutions that drive the capabilities of voice, enterprise, broadband and wireless communications. The company’s success is built on its technology strengths including voice and data networks, consumer and ultra low power communications, and high-performance analog. For more information, visit www.zarlink.com.

        Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, among others, the risks discussed in documents filed by the Company with the Securities and Exchange Commission. Investors are encouraged to consider the risks detailed in those filings.

For further information:
Jacques Guerette	Mike McGinn
Corporate Communications	Investor Relations
613 270-7110	613 270-7210
jacques.guerette@zarlink.com	mike.mcginn@Zarlink.com

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date     April 8, 2003

ZARLINK SEMICONDUCTOR INC. (Registrant) BY: /S/ Jean-Jacques Carrier —————————————— Jean-Jacques Carrier Senior Vice President of Finance and Chief Financial Officer